Exhibit 10.11

December 3, 2012

Katherine M. Brailer
3114 Gumwood Drive
Hyattsville, MD 20783

RE:           Termination of Employment and General Release Agreement (the “Agreement”)

Dear Kathy,

In view of the recent sale of the stock of Spherix Consulting, Inc., we have mutually agreed that your employment with Spherix Incorporated (the “Company”) terminated as of the close of business on the date hereof (the “Termination Date”).  In accord with the provisions of your employment agreement dated as of May 25, 2010 (the “Employment Agreement”), we have further agreed that:

•	You will be paid in full satisfaction of your accrued and unpaid base salary through the Termination Date;

•	You will be paid $127,308 (less applicable withholding taxes), in satisfaction of your entitlement to the cash severance payment set forth in the Employment Agreement.

•	You will be paid $31,827 (less applicable withholding taxes), in satisfaction of your entitlement to a bonus for your performance in 2012.

•	You will be continued on the Company’s health insurance policy until you obtain replacement coverage up to a maximum of twelve (12) months.

You have further agreed that in consideration of the foregoing payments, you will provide periodic consultation to the Company as requested by the Company for a period not to extend beyond December 31, 2013.  Such consultation will generally be via teleconference and will not unduly interfere with your employment.

On behalf of you and your heirs, executors, administrators, successors, and assigns, you hereby knowingly and voluntarily release and forever discharge the Company its officers, board members, directors, attorneys, representatives, assigns, successors, partners, employees, and other agents, and each or all of them, of and from any liability, contracts, suits, demands, claims, debts, actions, losses, damages, or causes of action of whatsoever kind and nature, known or unknown, accrued or unaccrued, as of the date of execution of this Agreement to the fullest allowable by law.

You acknowledge and understand that this is a general release intended to release the Company from any and all claims of whatever kind or nature, including those that may arise under applicable State, federal and local anti-discrimination laws, such as the ADEA, Title VII, and the ADA.

The Company recognizes the enforcement authority of the Equal Employment Opportunity Commission (“EEOC”) and this release does not prevent you from filing an informational charge of discrimination with the EEOC or the EEOC from pursuing any charge, although in the event any proceeding is conducted against the Company by any person, entity or agency in any forum based on a charge, you hereby waive any claim or right to money damages or other legal or equitable relief awarded by any court or governmental agency.  You warrant that you have no actions pending against the Company, including but not limited to actions before any court, administrative agency, board, or commission. You acknowledge that these warranties are an essential and material term of this Agreement, without which Company would not have entered into the Agreement.

In accord with the requirements of the ADEA and the Older Workers Benefits Protection Act, you acknowledge and understand that you have up to 21 days from the receipt of this Agreement to consider your decision to sign it. By signing this Agreement, you expressly warrant that your decision to sign this Agreement was of your own free will and that you are waiving any unexpired portion of the 21-day period.

You further understand that you may revoke the Agreement for up to and including seven (7) days after the date of execution of the Agreement, by delivering written notice of revocation to Robert J. Vander Zanden at the Company’s office within such seven (7) day period or by mailing such notice of revocation to the above- mentioned individual by certified mail postmarked and received within such seven (7) day period.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Maryland, then the revocation period shall not expire until the following day which is not a Saturday, Sunday, or legal holiday.  The Agreement will not become effective until the seven (7)-day revocation period has expired without your having exercised the right to revoke, nor will the right to payments or benefits arise under the Agreement until after the expiration of this period.

        You further acknowledge and warrant that you have been advised to consult with, and in fact have consulted with, counsel in the preparation and review of this Agreement prior to signing it; that you have been given an adequate opportunity to review this Agreement; that you understand the terms and effects of this Agreement; and that you have entered into this Agreement knowingly and voluntarily.

        After you have had a chance to consult with counsel and review this Agreement, please sign the enclosed copy and return it to me.  Once the seven-day revocation period is over, I will initiate the payments in full satisfaction of the above.

Your Employment Agreement is hereby terminated and is of no further force or effect.

Very truly yours,

Robert J. Vander Zanden
Chairman of the Board of Directors

AGREED:

_____________________________________________
Katherine M. Brailer